Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

Company’s Advanced Media Information (AMI) Division

Delivers Continued Revenue and Profit Growth

Strategic Moves Position Company for Future Success

PORTLAND, Ore. (November 9, 2009) -- Rentrak Corporation (NASDAQ: RENT) today announced financial results for its fiscal second quarter ended September 30, 2009.

Consolidated revenues were $21.3 million for the fiscal 2010 second quarter, compared with $24.3 million for the prior-year period.

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Revenues in the company’s Advanced Media Information (AMI) division increased 63% to $5.0 million from $3.1 million for the second quarter of fiscal 2009, primarily reflecting incremental revenues generated from new and existing customers of the company’s Essentials suite of multimedia measurement services, as well as a contract that was completed during the quarter that is expected to generate less revenue in subsequent periods. The AMI segment represented 24 percent of consolidated revenues and contributed 43 percent of consolidated gross margin dollars for the second quarter of fiscal 2010, compared with 13 percent and 31 percent, respectively, in the corresponding prior-year period.

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Revenues in the company’s Pay-Per-Transaction® (PPT) division totaled $16.3 million, versus $21.2 million in the similar quarter last fiscal year, resulting from approximately 25 percent fewer available rental titles during the quarter. The company reiterated that it expects a normalization of available rental titles in its third fiscal quarter.

“Since joining Rentrak last quarter, the company has made numerous strategic changes designed to make us an even stronger and more agile company,” said Bill Livek, Rentrak’s Chief Executive Officer. “We significantly enhanced our executive management team and board of directors, adding valuable skill sets and substantial knowledge to the company. We expanded our sales organization to drive greater industry awareness for our products and services. We streamlined our cost structure by finding more efficient ways to propel growth. As a result, I am convinced that Rentrak is better positioned, not only to help our customers understand consumer viewing patterns across all digital media platforms, but to develop new and innovative products that will become part of the ongoing fabric of the entertainment industry.

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

“Our multiple achievements during the quarter are testament to our work in support of our goal to further position Rentrak as a leading digital currency. Our organization is already enmeshed in the DNA of connecting advertisers to consumers, and Rentrak is the only company that possesses the decades of experience and technological prowess necessary to realize the significant opportunity ahead,” Livek added. “Our progress has been admirable, and our successes, many. I am very proud of all we have accomplished to date, but am even more excited about the future.”

The company said it recently concluded several important agreements including:

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Addition of several new TV Essentials partners, such as Jewelry Television, Outdoor Channel and PBS KIDS Sprout, which will use the Rentrak service to gain a broader understanding of the value and appeal of their programming.

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Launch of the mobile television industry's first comprehensive viewership and advertising impression reporting using TV Essentials in collaboration with Flo TV, a company that allows viewers to watch TV “on-the-go.”

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Addition of Cinelatino, the leading Spanish language movie channel, as a new OnDemand Essentials customer. OnDemand Essentials currently processes daily, census-level on-demand data representing 70 million set-top boxes from 33 MSOs and 100% of the top-25 operators offering video-on-demand. Rentrak’s extensive on-demand data is being utilized by more than 125 content provider clients.

•	Further expansion into the Canadian marketplace with the addition of new customer Stingray Digital, a music video-on-demand service launching on Rogers Cable, a current Rentrak customer.
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Extension of Box Office Essentials into Russia, the world’s ninth largest motion picture exhibition market. New customers for this service include the international distribution businesses of five major movie studios.

•	Expansion of a revenue sharing agreement with Warner Home Video, which significantly increases the amount of Blu-ray disc content available to retailers participating in Rentrak's PPT System.

Selling and administrative expenses for the fiscal 2010 second quarter were $7.8 million, or 37 percent of revenues, compared with $6.7 million, or 27 percent of revenues, in last year’s second fiscal quarter. The increase primarily reflects Rentrak’s ongoing investment in its multi screen business development and implementation activities, investments in new senior executives and sales talent, and the addition of a sales office in New York City.

Operating income for the second quarter of fiscal 2010 was $502,000, compared with $1.3 million in the second quarter of the last fiscal year. Operating income in the fiscal 2010 period included a total of $1.2 million in one-time and non-cash stock compensation expenses, consisting of $400,000 in severance expense, $100,000 in legal expense and $700,000 in non-cash stock compensation expense, $300,000 of which was due largely to an award granted to Bill Livek upon his hiring. In the fiscal 2009 second quarter, one-time expenses totaled $100,000 and non-cash stock compensation expense totaled $100,000.

Net income totaled $676,000, or $0.06 per diluted share, for the second quarter of fiscal 2010, compared with $842,000, or $0.08 per diluted share, for the second quarter of fiscal 2009. Excluding one-time costs and stock compensation expense, net income in the fiscal 2010 period would have been $1.5 million, or

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

$0.13 per diluted share, in the fiscal 2010 period compared with $1.0 million, or $0.09 per diluted share, in the fiscal 2009 period.

The company generated adjusted EBITDA for the fiscal 2010 second quarter of $1.7 million, compared with $1.8 million in the same quarter of fiscal 2009. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about adjusted EBITDA, is included in the financial tables included with this press release.

Rentrak’s cash, cash equivalents and marketable securities balance grew by $3.6 million to $38.1 million at September 30, 2009, compared with $34.5 million at March 31, 2009. The company's effective tax rate for the second quarter of fiscal 2010 was 5% compared with 43% for the second quarter of fiscal 2009. The decrease was due to a tax benefit of $200,000 which relates to a reduction in the company’s tax contingencies due to a lapse of the applicable statute of limitations on tax positions taken in prior fiscal years.

Conference Call

Rentrak will hold a conference call at 5:00 p.m. (ET) / 2:00 p.m. (PT) today to discuss the company’s second quarter financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 800-798-2801 from the U.S. or Canada, or 617-614-6205 from international locations, passcode 97363554. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through November 9, 2010. An audio replay of the conference call is available through midnight November 16, 2009 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 90773911.

About Rentrak Corporation

Rentrak Corporation is an industry-advancing media measurement and research company, serving the most recognizable names in the entertainment industry. Reaching across numerous platforms including box office, home entertainment, on-demand and linear television, broadband and mobile, Rentrak provides unique and actionable insight for our clients and partners. From the introduction of our revolutionary Pay-Per-Transaction® distribution and revenue-sharing system, which equipped Rentrak with the intelligence and ability to deal with large, complex data streams, to the company’s exclusive Essentials™ suite of services, Rentrak has redefined digital audience measurement. Rentrak is headquartered in Portland, Oregon, with additional offices in Los Angeles, New York City and Miami/ Ft. Lauderdale. For more information on any of Rentrak’s services, please visit www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the fact that Rentrak is better positioned to help its customers understand consumer viewing patterns across all digital media platforms and to develop new and innovative products that will become part of the ongoing fabric of the entertainment industry; and that the company will achieve its goal of becoming a leading digital currency; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2009 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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(Financial Tables Follow)

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

Rentrak Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	September 30,	March 31,
	2009	2009
Assets
Current Assets:
Cash and cash equivalents	$7,894	$4,601
Marketable securities	30,252	29,874
Accounts and notes receivable, net of allowances
for doubtful accounts of $558 and $597	12,995	16,406
Taxes receivable and prepaid taxes	532	1,231
Deferred income tax assets	—	135
Other current assets	982	960
Total Current Assets	52,655	53,207

Property and equipment, net of accumulated
depreciation of $10,543 and $9,472	6,629	6,128
Other assets	531	543
Total Assets	$59,815	$59,878

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,475	$6,738
Accrued liabilities	631	499
Accrued compensation	1,160	1,100
Deferred revenue	600	1,530
Other current liabilities	121	96
Total Current Liabilities	7,987	9,963

Deferred rent, long-term portion	956	982
Deferred income tax liabilities	603	714
Taxes payable, long-term	1,094	1,242
Total Liabilities	10,640	12,901

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and
outstanding: 10,491 and 10,421	11	11
Capital in excess of par value	46,338	45,504
Accumulated other comprehensive income (loss)	203	(203)
Retained earnings	2,623	1,665
Total Stockholders’ Equity	49,175	46,977
Total Liabilities and Stockholders’ Equity	$59,815	$59,878

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

Rentrak Corporation and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2009	2008	2009	2008

Revenue	$21,323	$24,327	$42,960	$49,680
Cost of sales	12,902	16,351	27,139	33,163
Gross margin	8,421	7,976	15,821	16,517

Operating expenses:
Selling and administrative	7,792	6,655	14,909	13,435
Provision for doubtful accounts and notes	127	42	298	122
	7,919	6,697	15,207	13,557

Income from operations	502	1,279	614	2,960

Other income (expense):
Interest income, net	206	206	505	374

Income before income taxes	708	1,485	1,119	3,334
Provision for income taxes	32	643	161	1,456
Net income	$676	$842	$958	$1,878

Basic net income per share	$0.06	$0.08	$0.09	$0.18

Diluted net income per share	$0.06	$0.08	$0.09	$0.17

Shares used in per share calculations:
Basic	10,478	10,614	10,466	10,611
Diluted	11,040	11,166	10,954	11,153

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

Rentrak Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	For the Six Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$958	$1,878
Adjustments to reconcile net income to net cash
flows provided by operating activities:
Depreciation and amortization	1,072	799
Stock-based compensation	808	260
Other adjustments	240	192
(Increase) decrease in:
Accounts receivable	3,190	(2,027)
Taxes receivable and prepaid taxes	699	450
Other assets	(305)	383
Increase (decrease) in:
Accounts payable	(1,016)	3,590
Deferred revenue	(930)	749
Other liabilities	19	(132)
Net cash provided by operating activities	4,735	6,142

Cash flows from investing activities:
Maturity of marketable securities	—	4,986
Purchase of marketable securities	—	(30,006)
Purchase of property and equipment	(1,639)	(1,219)
Net cash used in investing activities	(1,639)	(26,239)

Net cash provided by financing activities	19	135

Effect of foreign exchange translation on cash	178	(13)

Increase (decrease) in cash and cash equivalents	3,293	(19,975)

Cash and cash equivalents:
Beginning of period	4,601	26,862
End of period	$7,894	$6,887

Supplemental non-cash information:
Deferred gain related to forgiven loan for capital assets	$—	$219
Unrealized gains (losses) on investments, net of tax of $159 and $(82)	221	(108)

Rentrak Reports Fiscal 2010 Second Quarter Financial Results

November 9, 2009

Rentrak Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(Unaudited)

(in thousands)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Net Income	$676	$842	$958	$1,878
Adjustments:
Provision for income taxes	32	643	161	1,456
Interest income, net	(206)	(206)	(505)	(374)
Depreciation and amortization	548	411	1,072	799
Stock based compensation	688	133	808	260

Adjusted EBITDA	$1,738	$1,823	$2,494	$4,019

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Based Compensation) in our conference calls and discussions with analysts in connection with our reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles ("GAAP"), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP financial measures for the three and six month periods ended September 30, 2009 and 2008 is included in the above table. Management of the Company believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the Company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the Company's internally-developed software policies and the Company's use of stock based compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock based compensation expense that may not be indicative of its operating performance from a cash perspective. Therefore, the Company believes that using the measure of Adjusted EBITDA will help provide a better understanding of the Company's underlying financial performance and ability to generate cash flows from operations.